Exhibit 3.2

AMENDMENT NO. 1

TO THE BYLAWS

OF

SYNERGY RESOURCES CORPORATION

(formerly Blue Star Energy, Inc.)

This Amendment No. 1 (the “Amendment”) to the Bylaws (the “Bylaws”) of Synergy Resources Corporation (formerly known as Blue Star Energy, Inc.) (the “Corporation”) is made effective as of January 21, 2016, by the Board of Directors (the “Board”) of the Corporation.

Pursuant to Article VIII of the Bylaws, the Board hereby amends the Bylaws as follows:

1.                                      Each reference to “Blue Star Energy, Inc.” in the Bylaws is hereby replaced by a reference to “Synergy Resources Corporation”.

2.                                      Section 1 of Article V of the Bylaws is hereby deleted and replaced with the following:

“Certificates. Shares of the capital stock of the Corporation may be certificated or uncertificated, as provided under the Colorado Business Corporation Act. If certificated, such certificate shall be signed in the name of the Corporation by its Chief Executive Officer or President and the Secretary and shall be sealed with the seal of the Corporation, or with a facsimile thereof. The signatures of the Corporation’s Officers on such certificate may also be a facsimile engraved or printed if the certificate is countersigned by the transfer agent, or registered by a registrar. In the event any Officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such before the certificate is issued, it may be issued by the Corporation with the same effect as if such Officer had not ceased to be an officer at the date of its issue. Certificates of stock shall be in such form consistent with law as shall be prescribed by the Board of Directors. No certificate shall be issued until the shares represented thereby are fully paid.”

Except as provided in this Amendment No. 1, the Bylaws remain in full force and effect.